UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant   ☑
Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☐      Preliminary Proxy Statement
☐      Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐      Definitive Proxy Statement
☑      Definitive Additional Materials
☐      Soliciting Material Pursuant to §240.14a-12
Tollgrade Communications, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Contact: Bob Butter, Communications / Office: 412-820-1347/ bbutter@tollgrade.com
TOLLGRADE COMMENTS ON INVESTOR PRESENTATION FILED BY THE RAMIUS GROUP
PITTSBURGH, July 21, 2009 — Tollgrade Communications, Inc. (NASDAQ: TLGD) today announced that, after a careful review of the investor presentation filed on July 15, 2009 by Ramius LLC and the other members of the Ramius Group with the Securities and Exchange Commission (SEC), it believes that the Ramius Group’s investor presentation contains numerous false and misleading statements about Tollgrade’s Board and omits various historical information about the Ramius Group’s nominees. Tollgrade believes that it is necessary to correct the public record with respect to these matters so that shareholders are not misled by the Ramius Group’s mischaracterizations of Tollgrade’s Board and omissions with respect to the records of its own nominees.
The Ramius Group portrays the membership and telecom industry expertise of the Tollgrade Board in a false and misleading manner. Rather than list all nine members of the Tollgrade Board, the Ramius Group has listed only seven members and fails to acknowledge the extensive telecom industry experience that exists on the Tollgrade Board. In setting the public record straight, Tollgrade notes the following:
•	Tollgrade currently has nine directors not seven.
•	One-third of the members of the Tollgrade Board of Directors have extensive telecom industry experience with leading telecom companies (e.g., Ericsson, Inc., Marconi Corporation plc, Tellabs, Ocular Networks, Alcatel, Newbridge Networks Corporation, Covad Communications Group, Inc., Rogers Wireless, Inc., Sprint PCS, AT&T and SBC).
•	The following three members of the Tollgrade Board have extensive telecom industry experience: Chairman and CEO Joseph A. Ferrara, Charles E. Hoffman and Edward H. Kennedy.
•	The Tollgrade Board includes among its membership distinguished telecom industry veteran Charles E. Hoffman. Mr. Hoffman has more than 30 years of experience in the telecom industry. Most recently, Mr. Hoffman was President and CEO of Covad Communications Group, Inc. Previously, he was President and CEO of Rogers Wireless, Inc., Canada’s national wireless provider. He also served as President of Sprint PCS’s Northeast Region and held numerous executive and senior management positions with AT&T and SBC during a 16-year tenure. Mr. Hoffman serves as a director on two other publicly-traded technology company boards, namely Chordiant Software (Nasdaq: CHRD) and Synchronoss Technologies (Nasdaq: SNCR). Also, he has formerly served on the boards of Covad Communications Group, Rogers Wireless, Toronto Blue Jays and Cibernet.
TOLLGRADE COMMUNICATIONS, INC.
493 Nixon Road / Cheswick, PA 15024
412-820-1400 / 800-878-3399 / Fax: 412-820-1530 / Telco Support: 800-777-5405
www.tollgrade.com

•	The Tollgrade Board includes among its membership distinguished telecom industry veteran Edward H. Kennedy. Mr. Kennedy has close to thirty years of experience in the telecom industry. Mr. Kennedy currently serves as the Chairman, Chief Executive Officer, and President of Rivulet Communications, Inc., a leading edge medical video networking company that enables medical, government and enterprise customers to effectively transport high-bandwidth, mission-critical and real-time applications over existing IP networks. Mr. Kennedy previously served as President of Tellabs North American Operations and is perhaps best known as the President and Chief Executive Officer (and Co-Founder) of Ocular Networks, that was ultimately acquired by Tellabs, Inc. in 2002. Mr. Kennedy has also held various executive positions at leading telecom equipment companies, including Alcatel and Newbridge Networks Corporation. Mr. Kennedy also worked in an advisory role with Columbia Capital, a premier venture capital investment firm. Mr. Kennedy also currently serves on the boards of Hatteras Networks, Inc. and Imagine Communications, Inc. and previously served on the board of directors of Visual Networks, Inc., a publicly-traded, NASDAQ-listed company until its acquisition by Fluke Networks, a division of Danaher Corporation.
•	Contrary to the assertions made in the Ramius presentation, neither Mr. Kennedy nor Mr. Hoffman were known to Mr. Ferrara or any other member of the Tollgrade Board prior to their interviews in the recruiting process, a process that was aided by CTPartners, a nationally-recognized executive search firm that was retained by the Tollgrade Board. CTPartners assisted the Board in identifying highly qualified telecom industry experts with deep operating experience who would be appropriate candidates to serve as independent members of the Tollgrade Board.
•	While CTPartners was retained by the Tollgrade Board in early 2009, the Tollgrade Board has been focused on recruiting distinguished telecom industry veterans to the Tollgrade Board long before Ramius sent its letter in February of 2009. The Board’s Nominating Sub-Committee was actively interviewing telecom industry candidates in the fall of 2008.
“We believe the Ramius Group has chosen to ignore the extensive telecom expertise that exists on the Tollgrade Board so as to distract our shareholders from focusing on the significant and substantial progress we have made in enhancing the composition of our Board of Directors with distinguished telecom industry veterans and the other actions that we have taken to effect the transformation of Tollgrade,” said Joseph A. Ferrara, Tollgrade’s Chairman and CEO. “That the Ramius Group must resort to such false and misleading characterizations of the Tollgrade Board shows the level of desperation that they have reached to justify their costly, disruptive and distracting proxy contest and, once again, highlights the fact that they have not articulated a plan of their own to create long-term shareholder value.”
In addition to the false and misleading characterization of the composition and telecom industry expertise of the Tollgrade Board, Tollgrade believes that the Ramius Group has continued to omit certain information with respect to two of its proposed nominees that may be relevant to Tollgrade’s shareholders. Tollgrade notes the following:
•	The Ramius Group’s proposed nominees, Scott C. Chandler and Edward B. Meyercord, III, who are being portrayed by the Ramius Group as telecom industry experts, have significantly less telecom industry expertise than Tollgrade’s newest independent directors, Charles E. Hoffman and Edward H. Kennedy, each of whom has close to thirty years of experience in the telecom industry.

•	In addition, the Ramius Group’s investor presentation is silent as to why any of their proposed nominees would be qualified to serve as an audit committee financial expert and to chair Tollgrade’s audit committee, if elected to the Tollgrade Board. Based on the information made available by the Ramius Group, Tollgrade questions whether the Ramius Group’s proposed nominees have relevant experience chairing a public company’s audit committee, coordinating compliance with the Sarbanes-Oxley Act of 2002 (including Section 404’s requirements with respect to internal control assessment), and serving as an audit committee financial expert. Brian C. Mullins, who currently chairs Tollgrade’s audit committee and also qualifies as an audit committee financial expert, has substantial experience in these roles. Mr. Mullins, who is currently retired, formerly served as the Senior Vice President, Chief Financial Officer and Treasurer at SCA Packaging North America which was the successor to Tuscarora Incorporated, a publicly-held manufacturer of protective packaging and material-handling products. Prior to that, Mr. Mullins worked for ten years as a Certified Public Accountant and as Senior Manager with a predecessor of the leading public accounting firm of Ernst & Young LLP.
•	Given the experience of Scott C. Chandler serving in leadership positions at Rhythms NetConnections, Inc. which filed for bankruptcy as a result of which shareholders ultimately received $0 for their shares while, prior to the collapse of Rhythms, Mr. Chandler sold shares in Rhythms for close to $2 million in proceeds, Tollgrade questions why none of this information has been publicly disclosed by the Ramius Group in its investor presentation or other public communications with shareholders. Nor is there any mention of any of the shareholder lawsuits that Mr. Chandler was forced to defend following the collapse of Rhythms together with directors and other executive officers, one of which did not get resolved until April of 2009, almost eight years after Rhythms filed for bankruptcy, and resulted in a payment to the plaintiffs of $17.5 million. In addition, Tollgrade questions why the Ramius Group has failed to disclose that it had previously retained Mr. Chandler as a consultant in connection with their submission of a non-binding proposal to acquire Tollgrade during our review of strategic alternatives in 2008.
•	At no point in our interactions with the Ramius Group or in their public filings has the Ramius Group articulated a strategy that would build long-term shareholder value. In fact, the Ramius Group’s statements relating to strategy and Tollgrade’s customers only serve to show their lack of understanding of the complex markets and current conditions in which Tollgrade competes. The notion that Tollgrade follows a “product first” strategy without talking to customers is false and misguided; in fact, Tollgrade’s product development process begins with the “customer first.” The Ramius Group’s statements make it clear that they do not understand Tollgrade’s customers, competitive environment or industry practices.
•	Although the Ramius Group may conveniently ignore the fact that we are in a global recession and the depressed state of the telecom market, Tollgrade has made significant progress during the last year in repositioning the company for future growth and success. Against the backdrop of an unprecedented downturn in the telecom test and measurement market Tollgrade has built cash reserves to more than $60 million, reduced corporate overhead by streamlining operations and developed a comprehensive strategic plan to transform the company.

Important Information
In connection with the solicitation of proxies, Tollgrade Communications, Inc. has filed with the SEC and mailed to shareholders on or about June 22, 2009 a definitive proxy statement in connection with its 2009 Annual Meeting of Shareholders. A supplement to this proxy statement was filed with the SEC and mailed to shareholders on or about July 7, 2009 and it amends, supplements and, to the extent inconsistent, supersedes the corresponding information previously sent to the shareholders of Tollgrade. Tollgrade, its directors, nominees for director and certain officers, employees and other persons are deemed to be participants in the solicitation of proxies from shareholders in connection with the 2009 Annual Meeting of Shareholders. Information regarding the interests of such participants is included in the definitive proxy statement, the supplement thereto and other relevant documents filed and to be filed by Tollgrade with the SEC in connection with the proxy solicitation. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TOLLGRADE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of the definitive proxy statement, the supplement thereto and any other documents filed by Tollgrade with the SEC in connection with the proxy solicitation at the SEC’s website at http://www.sec.gov and Tollgrade’s website at http://www.tollgrade.com.
About Tollgrade
Tollgrade Communications, Inc. is a leading provider of network service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and next generation network assurance technologies. Tollgrade’s customers range from the top telecom providers, to numerous independent telecom and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of telecom companies, as well as for power distribution companies. For more information, visit Tollgrade’s web site at www.tollgrade.com.
Forward-Looking Statements
The foregoing release contains “forward-looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions readers that such “forward-looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward-looking statements. The Company disclaims any current intention to update its “forward-looking statements,” and the estimates and assumptions within them, at any time or for any reason. Any number of factors that could cause actual events or results to differ materially from those contained in the “forward-looking statements” is included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2008 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.
# # # #